EXHIBIT 99.1

News Release

First Solar Announces Pricing of Secondary Offering of Common Stock
•First Solar will not receive any proceeds from stockholder’s sale of shares

TEMPE, Ariz., September 17, 2020 – First Solar, Inc. (Nasdaq: FSLR) (“First Solar” or the “Company”) today announced the pricing of its previously announced registered secondary offering of 8,649,074 shares, or approximately 8.2%, of the Company’s outstanding common stock at a price to the public of $69.00 per share.

All of the shares sold in the offering will be sold by Lukas T. Walton. The Company is not selling any shares and will not receive any proceeds from the sale of the shares being offered by Mr. Walton.

Morgan Stanley is acting as the sole underwriter for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Company has filed a registration statement (including a preliminary prospectus supplement and an accompanying base prospectus) with the U.S. Securities and Exchange Commission (the “SEC”), for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying base prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and such offering. You may get these documents, including the preliminary prospectus supplement, for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, such documents may be obtained from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements concerning the secondary offering of shares. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue,” and the negative or plural of these words and other comparable terminology. Forward-looking statements are based only on current beliefs and expectations about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual events to differ materially from those expressed or implied by these statements. These risks, uncertainties, and other factors include, but are not limited to, the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the SEC.
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